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                                                                   EXHIBIT 10.31

[LOGO] ALIGN                                                [LOGO] Illegible (R)

June 17, 2002

Peter Riepenhausen
Chairman, Europe

Dear Peter:

I am very pleased that you have agreed to assume the new assignment for Align Technology that we recently discussed. This letter is to outline the key responsibilities and duties of your new role as an Advisor to the Company and confirm the terms and conditions of our agreement with respect to this role.

As an Advisor to the Company, you will assist us in European market strategy development and cultivating and retaining key customers in Europe. Your role as an Advisor will commence on September 1, 2002. In the interim, you will continue in your role as Chairman, Europe.

In the coming weeks, I will rely upon you to develop and implement strategies for keeping Country Managers and other key personnel fully engaged and focused on mission critical activities and business objectives and assure the complete transfer of all banking accounts, country entity board responsibilities, and business and personnel files to the appropriate individuals in Santa Clara or Europe.

As an Advisor to the Company, you will be subject to the Company's standard consulting agreement. The consulting agreement is attached.

In your advisory role, you will be required to be available, upon reasonable notice, both via telephone and in person, one to three days per month for a period of one year, commencing on September 1, 2002 and ending August 31, 2003. Your remuneration will be US$5,000.00 per month. In the event we engage your services after August 31, 2003, you will be remunerated on a per diem basis, at a mutually agreed rate.

As long as you remain an employee or consultant of the Company, we will allow your May 2000, September 2000, November 2000, and September 2001 option grants to continue vesting until May 2003, September 2003, November 2003, and September 2004, respectively, at which times they will become fully vested. Your September 2001 option grant will become a Non-Qualified Option (NSO) when your employment status changes.

In addition, subject to the approval of the Board of Directors at the June 27, 2002 Board Meeting, Align Technology will grant you a stock issuance of 50,000 shares of Align

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Technology common stock which shall be subject to the right of repurchase by the
Company until vested. The stock shall vest as to 50% (25,000) of the shares after one year and 12.5% (6,250) of the shares at the end of each quarter thereafter, for full vesting after two years. The purchase price of the stock will be determined when the stock issuance is approved by the Board of Directors.

The above commitments are contingent upon the execution of the Consulting Agreement and your agreement to certain conditions and the release of specific claims or causes of action against the Company. A Release of Claims agreement is also attached for your review.

Align has been well served by your vision, strategic insights and contributions to global growth. I know the Company will continue to benefit from your input and advice while you serve as an advisor and I appreciate your willingness to assume this assignment.

Sincerely,


Thomas M. Prescott
President and Chief Executive Officer

Attachments: Consulting Agreement
             Release of Claims Agreement

                                                                               2

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                                  Attachment A

                       CONSULTANT PROPRIETARY INFORMATION
                             NONDISCLOSURE AGREEMENT

June 17, 2002

Align Technology, Inc.
881 Martin Avenue
Santa Clara, CA 95050

Ladies and Gentlemen:

     The following contains all of the terms of my Consulting Agreement (the "Agreement") with Align Technology, Inc., a Delaware corporation (the "Company," which term includes the Company's subsidiaries), and supersedes all other understandings, oral or written, between us:

     1. The amount of time I will spend as a consultant to the Company, the nature of the services provided (the "Services") and my compensation are set forth on Exhibit A hereto.

     2. I recognize that it is the express intention of the parties to this Agreement that I work as an independent contractor, and not an employee, agent, joint venturer, or partner of the Company. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between the Company and myself.

     3. I recognize that I will have no authority to act on or enter into any contract or understanding, incur any liability or make any representation on behalf of the Company without first obtaining specific written instructions from an authorized officer of the Company.

     4. I recognize that I am solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, workers' compensation insurance. I agree to defend, indemnify and hold the Company harmless from any and all claims made by an entity on account of an alleged failure by me to satisfy any such tax or withholding obligation.

     5. I will supply any tools and equipment necessary to perform the Services.

     6. Should I, in my sole discretion, deem it necessary to employ assistants to aid me in the performance of the Services, I agree that the Company will not direct, supervise, or control in any way such assistants in their performance of Services. I further agree that such assistants are employed solely by me, and that I alone am responsible for providing workers' compensation insurance for my employees, for paying the salaries and wages of my employees, and for ensuring that all required tax withholdings are made. I further represent and warrant that I maintain workers' compensation insurance coverage for my employees and acknowledge that I alone have responsibility for such coverage.

     7. I recognize that the Company is engaged in a continuous program of research, development and production respecting its business. The Company possesses or has rights to information that has been created, discovered, developed or otherwise become known to the Company (including information developed by, discovered by or created by me which arises out of my consulting relationship with the Company) which has commercial value in its business ("Proprietary Information"). For example, Proprietary Information includes, but is not limited to, software programs, other computer programs and copyrightable material, technical drawings, product ideas, trade secrets, concepts for resolving software development issues, data and know- how, inventions (whether patentable or not), improvements, marketing plans and customer lists.

     8. I understand that my consulting relationship creates a relationship of confidence and trust between me and the Company with respect to any (i) Proprietary Information or (ii) confidential information applicable to the business of any customer of the Company or other entity with which the Company does business and which I learn in connection with my consulting relationship. At all times, both during my consulting relationship with the Company and after its termination, I will keep in confidence and trust all such information, and I will not use or disclose any such information without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company. This obligation shall end whenever such information enters the public domain and is no longer confidential or proprietary through no improper action or inaction by me.

     9. In addition, I hereby agree:

          (a) All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my services as a consultant with the Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

          (b) All documents or other media, records, apparatus, equipment and other physical property whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by me or others in connection with my consulting relationship shall be and remain the sole property of the Company. I shall return and deliver all such property of the Company immediately as and when requested by the Company. I shall return and deliver all such property (including any copies thereof) upon request and, even without any request, upon termination of my consulting.

          (c) During my consulting relationship, I will not engage in any business activity which creates a conflict of interest in relation to the subject matter of my consulting for Align Technology.

          (d) I will promptly disclose to the Company all improvements, inventions, works of authorship, trade secrets, computer programs, designs, formulas, mask works, ideas, processes, techniques, know-how and data, whether or not patentable ("Inventions") which relate to the subject matter of my consulting and which are conceived, developed or learned by me, either alone or jointly with others, during the term of my consulting relationship.

          (e) During the term of my consulting, I will not solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee's efforts to the affairs of the Company.

          (f) All Inventions which I conceive, develop or learn (in whole or in part, either alone or jointly with others) in connection with performance of my consulting for the Company or which use the Company's Proprietary Information shall be the sole property of the Company and its assigns (and to the extent permitted by law shall be works made for hire). The Company and its assigns shall be the sole owner of all trade secret rights, patents, copyrights and other rights anywhere in the world in connection therewith, and I hereby assign to the Company any rights I may have or acquire in such Inventions.

          (g) With regard to Inventions described in (f) above, I will assist the Company or its assigns in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights or other rights on the Inventions in any and all countries, and to that end I will execute all appropriate documents. This obligation shall continue beyond the termination of my consulting relationship, but the Company shall then compensate me at a reasonable rate for time spent. If the Company is unable for any reason whatsoever to secure my signature to any such document (including renewals, extensions, continuations, divisions or continuations in part), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, but only for the purpose of executing and filing any such documents and doing all other lawfully permitted acts to accomplish the foregoing with the same legal force and effect as if done by me.

          (h) For purposes of clarifying paragraphs 9 and 10(f) above, I agree that I will not include or publish any findings, observations, opinions or other information concerning the Company or any of its products, services or business practices in any research report or any scientific, medical or other journal, whether or not the Company is mentioned by name or such information places the Company in a favorable light, and whether or not such information is made available privately or commercially, in hard copy or electronic form, without the express prior written consent of the Company's President or CEO.

          (i) As a matter of record I attach hereto (as Exhibit B) a list of existing inventions or improvements relevant to the subject matter of my consulting relationship with the Company which have been made or conceived or first reduced to practice by me alone, or jointly with others, prior to my services as a consultant to the Company that I desire to remove from the operation of this Agreement, and I covenant that such list is complete.

          (j) I represent that execution of this Agreement, my consulting relationship with the Company and my performance of my proposed duties to the Company in the development of its business will not violate any obligations I may have to any person or entity, including the obligation to keep confidential any proprietary information of that person or entity. I have not entered into any agreement in conflict with this one.

     10. This Agreement shall be effective as of the first day of my consulting relationship with the Company and shall benefit the Company, its successors and assigns.

     11. This Agreement may be terminated by either the Company or myself at any time by giving five (5) days' written notice of termination. Such notice may be given at any time for any reason, with or without cause. Termination of this Agreement will not affect the obligations of either party arising out of events or circumstances occurring prior to such termination.

     12. This Agreement shall not be assignable by either the Company or myself without the express written consent of the other party.

     13. I agree that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

     14. I agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of such covenants or obligations may cause the Company irreparable injury for which adequate remedy at law will not be available; and, therefore, that upon any such breach of any such covenant or obligation, or any threat thereof, the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief in addition to whatever remedies they might have at law. Furthermore, I agree to indemnify the Company against, and shall reimburse the Company for, and in respect of any and all claims, demands, losses, cost, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys' fees and expenses that the Company shall incur or suffer and which arise from, are attributable to, by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply will any of my agreements or covenants contained in this Agreement.


Accepted and Agreed to:                      /s/ PETER RIEPENHAUSEN
                                             -----------------------------------
                                             Consultant Signature


                                             PETER RIEPENHAUSEN
                                             Print Name
Align Technology, Inc.


                                             ALT KOENIGSTR. 17
                                             Print Address


By: /s/ Thomas M. Prescott                   61462 KOENIGSTEIN, GERMANY
    -----------------------------------      City, State, ZIP
Title: President & CEO

                                             SSN or Tax ID ###-##-####

       EXHIBIT A

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l.   Duties and Responsibilities:
     Among other duties, you will assist us in European market strategy development and cultivating and retaining key customers in Europe. Your role as an Advisor will commence on September 1, 2002. In the interim, you will continue in your role as Chairman, Europe.

     Align will rely upon you to develop and implement strategies for keeping Country Managers and other key personnel fully engaged and focused on mission critical activities and business objectives and assure the complete transfer of all banking accounts, country entity board responsibilities, and business and personnel files to the appropriate individuals in Santa Clara or Europe.

2.   Compensation:
     US $5,000/month from September 1, 2002 through August 31, 2003.

3.   Expense Reimbursement
     The company will reimburse for reasonable business expenses. All travel expenses must be pre-approved in advance.

EXHIBIT B

Align Technology, Inc.
881 Martin Avenue
Santa Clara, CA 95050

Ladies and Gentlemen:

     1. The following is a list of existing inventions or improvements relevant to the subject matter of my consulting with Align Technology, Inc. (the "Company") that I desire to expressly clarify are not the subject of the Consulting Agreement.

[X]  No inventions or improvements

     Additional sheets attached
----

     See below:
----

     2. I propose to bring to my consulting the following materials and documents of a third party:

[X]  No materials or documents

     See below:
----

                          GENERAL RELEASE OF ALL CLAIMS
                     (Exception - California - Attachment B)

     On behalf of myself, my heirs, executors, administrators and assigns, I hereby make the following agreements and acknowledgements in exchange for Benefits to be received by me as described in the Consultant Proprietary Information Nondisclosure Agreement ("Attachment A") and the June 17, 2002 letter (the "Letter") received by me from the Company and signed by Thomas Prescott, President & CEO, Align Technology, Inc.

1. I acknowledge that:

     a. I have received all wages earned by and owed to me by Align Technology, Inc. ("Align"), as of the date this release is signed, except wages that will be earned by me as Chairman, Europe, from the date this release is signed, through September 1, 2002, and any benefits proposed under Attachment A and the Letter; and

     b. I understand that in order to receive the benefits provided by Attachment A and the Letter, I must sign and return this General Release to Align, no later than forty-five (45) calendar days after I have received this General Release.

2. I agree that I fully and forever waive, release, acquit and discharge Align Technology, Inc. and any and all past, current and future parent, subsidiary and affiliated companies, predecessors and successors thereto (together the "Company"), as well as the Company's officers, directors, agents, employees, affiliates, representatives, shareholders and assigns, from any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions prior to the Effective Date of this General Release; my recruitment and hiring by the Company, my employment with the Company and the termination thereof, including but not limited to: claims for bonuses, or for severance; claims of breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, violation of public policy, fraud, intentional or negligent misrepresentation, defamation, personal injury, infliction of emotional distress, and claims under Title VII of the 1964 Civil Rights Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, the Worker Adjustment Retraining and Notification Act, the California Government Code, the California Labor Code, and any other local, state and federal laws and regulations relating to employment, except any claim I may have for:

     a. unemployment or any state disability insurance benefits pursuant to the terms of applicable state law;

     b. workers' compensation insurance benefits under the terms of any worker's compensation insurance policy or fund of the Company;

     c. to continue participation in certain of the Company's group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

     d. to any benefit entitlements vested as the date of my separation, pursuant to written terms of any Company employee benefit plan; and

     e. to any stock and stock options pursuant to the terms of existing stock option, stock purchase, and/or stock issuance agreement(s) and any addenda or waivers thereto, between me and the Company, as modified by the Letter.

     f. to indemnification and hold harmless protection with respect to my action as an officer of the Company, whether contained in a contract for my benefit, the Certificate of Incorporation or By-Laws equivalent of the Company or under statutory provisions that provide for such indemnification and hold harmless protection or pursuant to Directors and Officers Insurance maintained by the Company for such purpose (pursuant to which I will continue to be covered to the extent that the Company continues in effect any such insurance).

3. I understand and agree that if, hereafter, I discover facts different from or in addition to those which I now know or believe to be true, that the waivers and releases of this General Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts. The Company also agrees that if, hereafter, it discovers facts different from or in addition to those which it now knows or believes to be true, that the waivers and releases of this General Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts. I agree that I fully and forever waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows (parentheticals added):

     A general release does not extend to claims which the creditor [i.e., me] does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor [i.e., the Company].

4. The Company agrees that it fully and forever waives, releases, acquits and discharges me from any and all claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, which exist or may in the future exist arising from or relating to events, acts or omissions prior to the Effective Date of this General Release.

5. I agree that neither the fact nor any aspect of this General Release is intended, or should be construed at any time, to be an admission of liability or wrongdoing by either myself or by the Company.

6. I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, including but not limited to its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position, performance and other similar information concerning the Company.

7. I agree that if any provision, or portion of a provision, of this General Release is, for any reason, held to be unenforceable, that such unenforceability will not affect any other provision, or portion of a provision, and this General Release shall be construed as if such unenforceable provision or portion had never been contained herein.

8. I understand that, even if I did not sign this General Release, I would still be bound by confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company, or by a predecessor or successor of Align, pursuant to the terms of such agreement(s).

9. I understand that if I want to elect COBRA Benefits, after September 1, 2002, I must timely complete and return to Align the Election Form-COBRA for me and my eligible dependents. I further understand that I must promptly pay the COBRA premiums due in order to continue health benefit plan coverages for me and my dependents.

10. I understand that I may have forty-five (45) days after receipt of this General Release within which I may review and consider, and should discuss with an attorney of my own choosing, and decide whether or not to sign this General Release. I also understand that, for the period of seven (7) days after I sign this General Release, I may revoke it by delivering a written notification of my revocation, no later than the seventh day, to:

     Human Resources
     Align Technology, Inc.
     881 Martin Avenue
     Santa Clara, CA 95050
     Facsimile: (408) 470-1022

The Effective Date of this General Release will be the eighth day after I have signed it, provided that I have delivered it to Align and I have not revoked it during the seven days after I signed it. I understand that I should return my signed General Release to Align at the address above.

11. I understand that I may disclose such facts and information, to my spouse and to my attorneys, accountants or tax advisors to whom and only to the extent that disclosure is necessary to effect the purposes for which I have consulted such attorneys, accountants or tax advisors. I agree that in connection with any disclosure permitted hereunder, I shall cause such my spouse, attorneys, accountants or tax advisors to whom disclosure has been made, to agree to comply with this requirement of confidentiality and nondisclosure (this "Requirement"), and in the event any such third party breaches this Requirement, such breach shall be deemed to have been committed by me. I agree that, in the event of any breach of this Requirement, I shall immediately return to Align the Benefits received by me, no later than twenty (20) days after service of written demand by Align. I acknowledge that, in the event of any breach of this Requirement, the stock issuance of 50,000 shares referred to in the Letter will immediately be rendered null and void. I further agree that if I fail to timely return such Benefits as demanded by Align, the prevailing party in any legal action brought by me or by Align in connection with such failure and/or any alleged breach of the Requirement shall be entitled to recover their attorneys fees and costs from the non-prevailing party, in addition to any other remedies available under applicable law.

12. I agree and understand that this General Release contains the entire agreement between the Company and me with respect to any matters referred to herein, and that it supersedes any and all previous oral or written agreements except those referenced in 2.d., 2.e., and 8., above.

I HAVE READ THIS GENERAL RELEASE; I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE SIGNING IT AND I HAVE BEEN ENCOURAGED TO CONSULT WITH SUCH AN ATTORNEY; AND I SIGN IT VOLUNTARILY:

     (DATE & SIGN):
Signed: Aug 4, 2002                           Employee's Signature:


                                              /s/ Peter Riepenhausen
                                              ----------------------------------
Employee's Name (Printed):                    Peter Riepenhausen